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                                                                EXHIBIT 4.1

                              SERIES F PREFERRED STOCK

                             CERTIFICATE OF DESIGNATION

                                         OF

                           _____________________________

                          AEGIS COMMUNICATIONS GROUP, INC.
                              (a Delaware corporation)
                           _____________________________

          (PURSUANT TO SECTION 151(g) OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE)


          Aegis Communications Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the "CORPORATION"), DOES HEREBY CERTIFY
THAT:

          WHEREAS, pursuant to authority conferred upon the Board of Directors of the Corporation (the "BOARD") by the Amended and Restated Certificate of Incorporation of the Corporation (the "CERTIFICATE") and
Section 151 of the General Corporation Law of the State of Delaware (the "DGCL"), the following resolutions were duly adopted by unanimous written consent of the Board dated August 20, 1999, which resolutions are still in full force and effect and are not in conflict with any provisions of the Certificate or Bylaws of the Corporation or any certificate of designation filed by the Corporation pursuant to Section 151 of the DGCL;

          NOW, THEREFORE, BE IT RESOLVED, that pursuant to authority vested in the Board by the Certificate and Section 151 of the DGCL a series of Preferred Stock of the Corporation to be known as "SERIES F PREFERRED STOCK" is hereby established and provided for and the Board of Directors hereby fixes, states and expresses the powers, designation, preferences and relative, participating, optional and other special rights of such series and the qualifications, limitations or restrictions of such series, as follows:

          I. DESIGNATION. The Board does hereby provide for the issuance of a new series of Preferred Stock of the Corporation, to be designated and known as Series F Preferred Stock.

          II. NUMBER OF SHARES. The number of shares constituting the Series F Preferred Stock shall be and the same is hereby fixed at 46,750.

          III. CAPITAL. For the purpose of Section 154 of the DGCL the amount to be represented as capital for each share of Series F Preferred Stock is and shall at all times be $1,000.00.

          Section 1. DEFINITIONS. (a) For purposes of this Certificate of Designation, the following definitions shall apply:


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          "ADJUSTED EBITDA" means, for the year ended December 31, 1999, the sum
     (without duplication), derived from the Corporation's audited consolidated statement of operations for such period, of (a) Net Income; (b) the amount deducted, in determining Net Income, representing amortization, provided that in no event shall such amount include more than $1,469,000 in respect of the period beginning January 1, 1999 and ended June 30, 1999 (the "STUB PERIOD"); (c) the amount deducted, in determining Net Income, of all income taxes (whether paid or deferred), provided that in no event shall such amount include more than ($3,982,000) in respect of the Stub Period; (d) the amount deducted, in determining Net Income, representing Interest Expense, provided that in no event shall more than $3,580,000 be included as Interest Expense in respect of the Stub Period; (e) the amount deducted, in determining Net Income, representing depreciation of assets, provided that in no event shall such amount include more than $6,206,000 in respect of the Stub Period; (f) the amount deducted, in determining Net Income, representing the goodwill writeoff in the amount of $20,399,000 recorded in the Stub Period; (g) the amount deducted, in determining Net Income, representing the restructuring charge in the amount of $541,000 recorded in the Stub Period; and (h) fees and expenses relating to the issuance of the Series F Preferred Stock and related transactions deducted in determining Net Income consisting of (i) the transaction fees and expenses of Merrill Lynch & Co. and Questor Management Company, (ii) the transaction legal and accounting fees and expenses of the Corporation, (iii) extraordinary bank fees incurred during the period beginning July 1, 1999 and ending
     December 31, 1999 (the "SECOND STUB PERIOD"), (iv) the transaction expenses of TC Management Partners, LLC, and (v) consulting fees, executive severance costs (including in respect of non-cash charges in connection with the acceleration of employee stock options), executive search and relocation costs, any increases in the salary of the Chairman of the Corporation, and other non-recurring charges incurred during the Second
     Stub Period, net of related savings, in each case with respect to this clause (v) as mutually agreed by a Majority of the Series F Preferred Stock and the Corporation.

          "AFFILIATES" shall mean any person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Person specified. No Person shall be deemed to be an Affiliate of another Person solely as a consequence of the Purchase Agreement or the Stockholders Agreement or the transactions contemplated thereby.

          "BOARD" means the board of directors of the Corporation.

          "BUSINESS DAY" shall mean a day which is not a Saturday, Sunday or legal holiday on which banking institutions in New York are authorized to close.

          "CHANGE IN CONTROL TRANSACTION" means any of the following:

          (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than the Corporation, or any of its Subsidiaries or any Investor or Excluded Group (an "ACQUIRING PERSON"), of beneficial


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     ownership (within the meaning of Rule 13d-5 promulgated under the
     Exchange Act) of 35% or more of the combined voting power or economic interests of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors; provided, however, that any transfer from any Investor or Excluded Group will not result in a Change in Control if such transfer was part of one or a series of related transactions the effect of which, absent the transfer to such Acquiring Person by the Investor or Excluded Group, would not have resulted in the acquisition by such Acquiring Person of 35% or more of the combined voting power or economic interests of the then outstanding voting securities; or

          (b) the individuals who at the beginning of any 12 consecutive month period following the Original Issue Date that constituted a majority of the directors of the Corporation (the "INCUMBENT MAJORITY") cease for any reason to constitute at least a majority of such directors; provided that
     (i) any individual becoming a director whose election, or nomination for election by the Corporation's stockholders was approved by a vote of the stockholders having the right to designate such director in accordance with the Stockholders Agreement, and (ii) any director whose election to the Board or whose nomination for election by the stockholders of the Corporation was approved by the Incumbent Majority, shall, in each such case, be considered as though such individual were a member of the Incumbent Majority, but excluding, as a member of the Incumbent Majority, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) and further excluding any person who is an affiliate or associate of an Acquiring Person having or proposing to acquire beneficial ownership of 25% or more of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors; or

          (c) the approval by the stockholders of the Corporation of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the voting securities of the Corporation immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 51% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Corporation resulting from such reorganization, merger or consolidation; or

          (d) the sale or other disposition of assets representing 50% or more of the assets of the Corporation and its Subsidiaries in one transaction or a series of related transactions.

          "COMMON STOCK" shall mean the common stock, par value $.01 per share, of the Corporation.

          "COMMON STOCK'S FAIR MARKET VALUE" shall mean, as of any date, the fair market value of a share of Common Stock on such date. Such fair market value on a date shall


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     mean (i) if shares of the Common Stock are listed on a national securities exchange, the average of the closing prices as reported for composite transactions during the 30 consecutive trading days preceding the trading day immediately prior to such date or, if no sale occurred on a trading day, then the mean between the closing bid and asked prices on such exchange on such trading day; (ii) if shares of the Common Stock are traded on the Nasdaq National Market ("NMM"), the average of the closing prices as reported on the NMM during the 30 consecutive trading days preceding the trading day immediately prior to such date or, if no sale occurred on a trading day, then the mean between the highest bid and lowest asked prices as of the close of business on such trading day, as reported on the NMM; (iii) if the shares of the Common Stock are not traded on a national securities exchange or the NMM but are otherwise traded over-the-counter, the arithmetic average (for consecutive trading days) of the mean between the highest bid and lowest asked prices as of the close of business during the 30 consecutive trading days preceding the trading day immediately prior to such date as quoted on the National Association of Securities Dealers Automated Quotation system or an equivalent generally accepted reporting service; or (iv) if there is no active market for the Common Stock, the fair market value thereof as mutually determined by the Corporation and the holders of a Majority of the Series F Preferred Stock.

          "DEFAULT RATE" means 15% per annum.

          "DIVIDEND RATE" means 9.626% per annum.

          "EQUITY SECURITY" means any stock or similar security of the Corporation or any security (including indebtedness for borrowed money) convertible or exchangeable, with or without consideration, into or for any such stock or similar security, or any security (including indebtedness for borrowed money) carrying any warrant or right to subscribe to or purchase any such stock or similar security, or any such warrant or right.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

          "EXCLUDED GROUP" means a "GROUP" (as such term is used in Rule 13d-5 of the Exchange Act) that includes one or more of the Investors, including, without limitation, for purposes of this definition only, any party to the Stockholders Agreement.

          "INTEREST EXPENSE" means, for any period, the aggregate consolidated interest expense of the Corporation for such period, determined in accordance with generally accepted accounting principles consistently applied.

          "INVESTMENT VALUE" of any share of Series F Preferred Stock, means, as of any date, the sum of (i) the Per Share Amount for such Series F Preferred Stock, plus (ii) the amount of any unpaid dividends on such share added to the Investment Value of such share on any Dividend Reference Date pursuant to Section 2(a); and in the event of any liquidation, dissolution or winding up of the Corporation, within the meaning of Section 3, or a Change in Control Transaction, or the redemption or conversion of such share, unpaid dividends on such share, whether or not earned or declared, will be added to the


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     Investment Value of such share on the payment or distribution date under
     Section 3 or 4, as the case may be, or on the Optional Redemption Date (as defined in Section 5), or on the Conversion Date (as defined in Section 7), as the case may be, calculated cumulatively on a daily basis to the close of business on such payment date, distribution date, or Conversion Date or Optional Redemption Date, as the case may be.

          "INVESTORS" means Questor, Questor Side-by-Side Partners II, L.P., Questor Side-by-Side Partners II (3)(c)(1), L.P., Thayer, TC Co-Investors, LLC and their respective Affiliates (including for this purpose any of their limited or general partners).

          "JUNIOR STOCK" shall mean the Common Stock and all other shares of capital stock of the Corporation, whether presently outstanding or hereafter issued, other than the Series B Preferred Stock and the Series F Preferred Stock.

          "MAJORITY OF THE SERIES F PREFERRED STOCK" shall mean more than 50% of the outstanding shares of Series F Preferred Stock.

          "NET INCOME" means, for the year ended December 31, 1999, the consolidated net income of the Corporation for such period, determined in accordance with generally accepted accounting principles consistently applied, provided that for purposes of determining the Corporation's Adjusted EBITDA, in no event shall the Net Income of the Corporation for the Stub Period used in such determination exceed ($28,278,000) and further provided that for purposes of determining the Corporation's Adjusted EBITDA, in no event shall the Net Income of the Corporation for the Second Stub Period include extraordinary or nonrecurring gains except to the extent included in the Revised 1999 Operating Plan - Summary with Regional Detail, dated July 13, 1999, and specifically disclosed to Questor prior to August 25, 1999.

          "ORIGINAL ISSUE DATE" shall mean the first date on which shares of Series F Preferred Stock are issued.

          "OUTSTANDING OPTIONS" shall mean options granted under the Corporation's 1992 Stock Option Plan, rights granted under the 1996 Stock Exchange Rights Plan, options granted under the Corporation's 1996 Stock Option and Restricted Stock Plan and options granted under the Corporation's 1998 Stock Option Plan.

          "OUTSTANDING WARRANTS" shall mean: (i) Warrant to Purchase One Million One Hundred Thousand (1,100,000) Shares of Common Stock, $.01 Par Value, dated April 7, 1998, at the price of $1.96 per share, held by Thayer Equity Investors III, L.P.; (ii) Warrants to purchase 350,000 shares of Common Stock issued pursuant to a commitment letter from Thayer to the Company at an exercise price of $2.375; (iii) Series Four Warrant to Purchase Nine Hundred Seven Thousand Nine Hundred Eighty-Four (907,984) Shares of Common Stock, $.01 Par Value, dated June 30, 1999, at the price of $.90625 per share, held by Thayer Equity Investors III, L.P.; (iv) Series Four Warrant to Purchase Forty-Two Thousand Ninety-One (42,091) Shares of Common Stock, $.01 Par Value, dated June 30, 1999, at the price of $.90625 per share, held by Edward Blank;


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     (v) Series Four Warrant to Purchase Nine Thousand Nine Hundred
     Seventy-Eight (9,978) Shares of Common Stock, $.01 Par Value, dated June 30, 1999, at the price of $.90625 per share, held by Edward Blank 1995 Grantor Retained Annuity Trust; (vi) Series Four Warrant to Purchase Thirty-Nine Thousand Nine Hundred Forty-Seven (39,947) Shares of Common Stock, $.01 Par Value, dated June 30, 1999, at the price of $.90625 per share, held by ITC Service Company; or (vii) Stock Purchase Warrant, dated as of December 17, 1997, from IQI, Inc. to Edward Blank, to purchase 25,403 shares for $808,600 and the Stock Purchase Warrant, dated as of December 17, 1997, from IQI, Inc., to purchase 6,013 shares for $191,400 (such two Stock Purchase Warrants to purchase IQI, Inc. shares having been converted into warrants to purchase 306,347 shares, in aggregate, of Common Stock at an exercise price of $3.26 per share).

          "PER SHARE AMOUNT" means $1,000.00 (appropriately adjusted for subdivisions or combinations of the Series F Preferred Stock).

          "PERSON" means an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including a government or political subdivision or an agency, unit or instrumentality thereof.

          "PREFERRED STOCK" means Preferred Stock, $.01 par value per share, of the Corporation.

          "PURCHASE AGREEMENT" means the Series F Senior Voting Convertible Preferred Stock Purchase and Registration Rights Agreement, dated as of August 25, 1999, as amended by a Letter Agreement, dated August 26, 1999, and by Amendment No. 2, dated as of October 22, 1999, by and among the Corporation, Questor Partners Fund II, L.P., Questor Side-by-Side Partners II, L.P., Questor Side-by-Side Partners II 3(c)(1), L.P., Thayer, TC Co-Investors LLC, ITC Services Company, Edward Blank and trusts created by Edward Blank as both grantor and trustee under Article Fourth of The Edward Blank 1995 Grantor Retained Annuity Trust.

          "QUESTOR" means Questor Partners Fund II, L.P.

          "SERIES B PREFERRED STOCK" shall mean the Series B Preferred Stock, par value $.01 per shares, of the Corporation.

          "SERIES B RIGHTS AND PREFERENCES" shall mean the Exhibit A `Rights and Preferences of Series B Preferred Stock', attached to the Corporation's Amended and Restated Certificate of Incorporation.

          "SERIES D AND SERIES E CERTIFICATE OF DESIGNATION" means the Certificate of Designation of the Series D and E Preferred Stock filed with the Delaware Secretary of State on June 30, 1999 and amended on December 10, 1999.

          "SERIES D PREFERRED STOCK" shall mean the Series D Preferred Stock, par value $.01 per shares, of the Corporation.


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          "SERIES E PREFERRED STOCK" shall mean the Series E Preferred Stock, par value $.01 per shares, of the Corporation.

          "SERIES F CERTIFICATE OF DESIGNATION" means this Certificate of Designation of the Series F Preferred Stock filed with the Delaware Secretary of State on December 10, 1999.

          "SERIES F PREFERRED STOCK" shall mean the Series F Preferred Stock, par value $.01 per share, of the Corporation.

          "SPECIAL CONVERSION PRICE" shall mean $1.661.

          "STOCKHOLDERS AGREEMENT" means the Stockholders Agreement dated as of December 10, 1999 among the Corporation, Questor Partners Fund II, L.P., Questor Side-by-Side Partners II, L.P., Questor Side-by-Side Partners II 3(c)(1), L.P., Thayer and TC Co-Investors III, L.P.

          "SUBSIDIARY" shall mean, with respect to the Corporation, any Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Corporation or a Subsidiary of the Corporation.

          "THAYER" shall mean Thayer Equity Investors III, L.P., a Delaware limited partnership.

          "VOTING STOCK" shall mean any shares having general voting power in electing the Board (irrespective of whether or not at the time stock of any other class or classes has or might have voting power by reason or the happening of any contingency). The Common Stock is Voting Stock.

          Section 2. DIVIDENDS. (a) RIGHT TO DIVIDENDS. (i) Each of the holders of record of the Series F Preferred Stock shall be entitled to receive, when and as declared by the Board, and out of any funds legally available therefor, cumulative dividends at the rate and in the manner provided herein in preference to the payment of dividends on any Junior Stock. Dividends on each share of the Series F Preferred Stock shall accumulate and accrue on each such share from the date of its original issue and shall accumulate and accrue from day to day thereafter, whether or not earned or declared. Dividends shall accumulate and accrue on each share of Series F Preferred Stock from the Original Issue Date and shall not be affected by the transfer of shares of Series F Preferred Stock thereafter or the cancellation and issuance or reissuance of certificates evidencing such shares.

          (ii) Dividends will be calculated cumulatively on a daily basis on each share of Series F Preferred Stock at the Dividend Rate (or, pursuant to Section 4(c)(ii) at the Default Rate) per annum on the Investment Value thereof. To the extent not paid on any March 31, June 30, September 30 or December 31 of any year (each a "DIVIDEND REFERENCE DATE"),


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commencing December 31, 1999, all dividends which have been calculated on each share of Series F Preferred Stock then outstanding during the three-month period (or other period in the case of the first Dividend Reference Date) ending on such Dividend Reference Date, whether or not earned or declared, will be added to the Investment Value of such share on such Dividend Reference Date and will remain a part thereof until such share of Series F Preferred Stock is converted, redeemed, repurchased or otherwise retired in accordance with the terms hereof. If any Dividend Reference Date is not a Business Day, the dividend otherwise due on such date shall be paid on the next following Business Day (and this extension shall be included in the determination of such dividend payment).

          (b) (i) Unless full dividends on the Series B Preferred Stock for all past dividend periods and the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart,
(1) no dividend whatsoever (other than a dividend payable solely in Common Stock) shall be paid or declared, and no distribution shall be made, on any share of Series F Preferred Stock or Junior Stock, and (2) no shares of Series F Preferred Stock or Junior Stock shall be purchased, redeemed or acquired by the Corporation (other than a redemption pursuant to Sections 4 and 5 hereof) and (3) no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from directors or employees of or consultants or advisers to the Corporation or any Subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, including without limitation the termination of employment by or service to the Corporation or any Subsidiary.

          (ii) Unless full dividends on the Series F Preferred Stock for all past dividend periods and the then current dividend period shall have been paid, or added to the Investment Value of each share of Series F Preferred Stock as provided in Section 2(a)(ii) hereof, (1) no dividend whatsoever (other than a dividend payable solely in Common Stock) shall be paid or declared, and no distribution shall be made, on any share of Junior Stock, and (2) no shares of Junior Stock shall be purchased, redeemed or acquired by the Corporation and (3) no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from directors or employees of or consultants or advisers to the Corporation or any Subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, including without limitation the termination of employment by or service to the Corporation of any Subsidiary.

          (c) ADDITIONAL DIVIDENDS. After cumulative dividends on the Series B Preferred Stock and the Series F Preferred Stock for all past dividend periods and the then current dividend period shall have been declared and paid or set apart, or added to the Investment Value of each share of Series F Preferred Stock as provided in Section 2(a)(ii) hereof, and after cumulative dividends on the Series D Preferred Stock and the Series E Preferred Stock for all past dividend periods and the then current dividend period shall have been declared and paid by cash or the issuance of additional shares of Series D Preferred Stock or Series E Preferred Stock sufficient for the payment thereof in accordance with the Series D and Series E Certificate of Designation, if the Board shall elect to declare additional dividends, such additional dividends shall be


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declared in equal amounts per share on all shares of the Series B Preferred
Stock, the Series F Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and Common Stock, but with each share of the Series B Preferred Stock, the Series F Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock being entitled to dividends based upon, in the case of the Series B Preferred Stock, the Series B Rights and Preferences, or, in the case of the Series F Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, the number of shares of Common Stock into which such share of the Series F Preferred Stock, the Series D Preferred Stock or the Series E Preferred Stock could be converted, in accordance with provisions of this Series F Certificate of Designation or the Series D and E Certificate of Designation, as the case may be, at the record date for the determination of stockholders entitled to receive such dividend or, if no such record date is established, on the date such dividend is declared.

         Section 3. LIQUIDATION RIGHTS OF SERIES F PREFERRED STOCK. (a) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus, or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Series F Preferred Stock or the Junior Stock, the amount specified in Section A(iii) of the Series B Rights and Preferences.

          (b) SERIES F PREFERRED STOCK PREFERENCE. Upon any liquidation, dissolution or winding up of the Corporation, the holders of the Series F Preferred Stock shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus, or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any Series D Preferred Stock, Series E Preferred Stock or other Junior Stock, an amount equal to the Investment Value per share with respect to the Series F Preferred Stock on the date of payment. If upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed to the holders of the Series F Preferred Stock under this Section 3(b) shall be insufficient to permit the payment to such stockholders of the full preferential amounts therein, then all of the assets of the Corporation to be distributed remaining after payments to holders of the Series B Preferred Stock pursuant to Section 3(a) hereof shall be distributed ratably to the holders of the Series F Preferred Stock on the basis of the number of shares of Series F Preferred Stock held.

          (c) REMAINING ASSETS. After the payment or distribution to the holders of the Series B Preferred Stock and the Series F Preferred Stock as aforesaid, and after payment to the holders of the Series D Preferred Stock and the Series E Preferred Stock of the full preferential amounts set forth in the Series D and Series E Certificate of Designation, the holders of the Series F Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Common Stock shall be entitled to receive ratably all remaining assets of the Corporation to be distributed, but with all holders of shares of Series F Preferred Stock, Series D Preferred Stock and Series E Preferred Stock treated (for this purpose only ) as if they had converted their shares of Series F Preferred Stock, Series D Preferred Stock and Series E Preferred Stock into Common Stock.


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          Section 4.  CHANGE IN CONTROL TRANSACTION.  (a)  In the event there occurs a Change in Control Transaction, the Company will offer to purchase from each holder of the Series F Preferred Stock, in cash or in securities (including, without limitation, debt securities) received from the acquiring corporation, if any, or a combination thereof, at the closing of any such transaction, each share of Series F Preferred Stock held by such holder, for an amount equal to the Investment Value per share thereof, as of the date of full payment therefor (the "CHANGE IN CONTROL REDEMPTION PRICE") by delivery of a notice of such offer (a "CHANGE IN CONTROL REDEMPTION NOTICE"), and each holder of Series F Preferred Stock shall have the right (but not the obligation) to require the Corporation to purchase any or all of the Series F Preferred Stock held by such holder for the Change in Control Redemption Price. Each holder of Series F Preferred Stock shall also be permitted, until the fifteenth business day following delivery of the Change in Control Notice, to convert any or all of the shares of Series F Preferred Stock held by such holder pursuant to Section 7 below, and any shares of Common Stock issuable upon conversion of any Series F Preferred Stock converted pursuant to this sentence after a Change in Control Transaction has occurred shall be entitled to receive the same amount of cash, securities and other property in connection with such Change in Control Transaction as the Common Stock outstanding prior to the Change in Control Transaction.

          (b) Any securities or other property to be delivered to the holders of the Series F Preferred Stock or Junior Stock pursuant to Section 4(a) hereof shall be valued as follows:

          (i) Securities not subject to investment letter or other similar restrictions on free marketability:

               (A) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 10-day period ending three (3) days prior to the closing of any Change in Control Transaction;

               (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 10-day period ending three (3) days prior to the closing of any Change in Control Transaction; and

               (C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of a Majority of the Series F Preferred Stock.

          (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make appropriate discount from the market value determined as above in paragraph
     (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of a Majority of the Series F Preferred Stock.

          (iii) All other securities or other property shall be valued at the fair market value thereof, as mutually determined by the Corporation and the holders of a Majority of the Series F Preferred Stock.

          (iv) If the holders of a Majority of the Series F Preferred Stock and the Corporation are unable to reach agreement on any valuation matter, such valuation shall be submitted to and determined by a nationally recognized independent investment banking firm selected by the Board and the holders of a Majority of the Series F Preferred Stock (or, if such selection cannot be made, by a nationally recognized independent investment banking firm selected by the American Arbitration Association in accordance with its rules).

          (c) In the event the requirements of Section 4(a) hereof are not complied with, or provision has not been made therefor by the setting apart of cash and securities sufficient to permit the Corporation to comply with such requirements:

          (i) with respect to any Change in Control Transaction as to which the Corporation is a party,

               (A) the Corporation will cause the closing of such Change in Control Transaction to be postponed until such time as the requirements of this Section 4 have been complied with or adequate provision therefor has been made; or

               (B) the Corporation will cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series F Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 4(d) hereof; and

          (ii) with respect to any Change in Control Transaction as to which the Company is not a party, Dividends will be calculated at the Default Rate until such time as the requirements of Section 4(a) are complied with or adequate provision therefor has been made.

          (d) The Corporation shall give each holder of record of Series F Preferred Stock written notice of an impending Change in Control Transaction, if known to the Corporation, not later than the earlier of (i) thirty (30) days prior to the stockholders' meeting called to approve such transaction, and
(ii) thirty (30) days prior to the closing of such transaction. Such notice shall describe the material terms and conditions of the impending transaction and the provisions of this Section 4. No later than five business days following the occurrence of a Change in Control Transaction, the Corporation shall deliver a Change in Control Redemption Notice to each holder of Series F Preferred Stock, which notice shall set forth (A) each holder's right to require the Corporation to redeem all or any portion of the shares of Series F Preferred Stock held by it at the Change in Control Redemption Price, (B) a date upon which such redemption is offered to take place (which date shall be no more than 30 business days following the date of such Change in Control Redemption Notice), and (C) the procedures to be followed by such holder in exercising its right to cause such redemption. In the event a holder of shares of Series F Preferred Stock shall elect to require the Corporation to redeem any or all such shares of Series F Preferred Stock pursuant to Section 4(a), such holder shall deliver within 15 business days of delivery of the Corporation's Change in Control Notice, a written notice to the Corporation so stating, specifying the number of shares to be redeemed pursuant to Section 4(a). The Corporation shall, in accordance with the terms hereof, redeem the number of shares so specified on the date fixed for redemption. Failure of the Corporation to give any notice shall not prejudice the rights of any holders of such of Series F Preferred Stock to cause the Corporation to redeem all such shares held by them.

          (e) The provisions of this Section 4 are in addition to the protective provisions of Section 8 hereof.

          Section 5. REDEMPTION. (a) RESTRICTION ON REDEMPTION AND PURCHASE. Except as expressly provided in this Section 5, the Corporation shall not have the right to purchase, call, redeem or otherwise acquire for value any or all of the Series F Preferred Stock.

          (b) OPTIONAL REDEMPTION. At any time after the fifth but before the eighth anniversary of the Original Issue Date, the Corporation may, at its option, redeem not less than 60% of all of the then issued and outstanding Series F Preferred Stock (the "OPTIONAL REDEMPTION"), at the Redemption Price hereinafter specified; PROVIDED, HOWEVER, that the Corporation shall not be entitled to redeem the Series F Preferred Stock or give notice of any redemption unless the Corporation has sufficient and lawful funds to redeem all of the then outstanding Series F Preferred Stock. The date on which the Series F Preferred Stock is to be redeemed pursuant to this Section 5(b) is herein called the "OPTIONAL REDEMPTION DATE."

          (c) REDEMPTION PRICE. The Redemption Price per share of the Series F Preferred Stock (the "REDEMPTION PRICE"), shall be the Investment Value per share thereof as of the Optional Redemption Date. In connection with an Optional Redemption, the Corporation shall pay the Redemption Price for the Series F Preferred Stock to be redeemed in cash.

          (d) REDEMPTION NOTICE. The Corporation shall, not less than thirty (30) days nor more than sixty (60) days prior to the Optional Redemption Date give written notice ("REDEMPTION NOTICE") to each holder of record of Series F Preferred Stock to be redeemed. The Redemption Notice shall state:

          (i) That not less than 60% of the outstanding shares of Series F Preferred Stock are to be redeemed and the total number of shares being redeemed;

          (ii) The number of shares of Series F Preferred Stock held by the holder which the Corporation will redeem (which will be determined PRO RATA based on the number of shares of Series F Preferred Stock held by each holder);

          (iii) The Optional Redemption Date and the aggregate Redemption Price for the shares of Series F Preferred Stock held by such holder;

          (iv) That the holder's right to convert the Series F Preferred Stock will terminate on the Optional Redemption Date; and

          (v) The time, place and manner in which the holder is to surrender to the Corporation the certificate or certificates representing the shares of Series F Preferred Stock to be redeemed.

          (e) PAYMENT OF REDEMPTION PRICE AND SURRENDER OF STOCK. On the Optional Redemption Date, the Redemption Price of the Series F Preferred Stock scheduled to be redeemed or called for redemption shall be payable to the holders of the Series F Preferred Stock. On or before the Optional Redemption Date, each holder of Series F Preferred Stock to be redeemed, unless the holder has exercised its right to convert the shares as provided in Section 7, shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

          (f) TERMINATION OF RIGHTS. If the Redemption Notice is duly given, and if at least ten (10) days prior to the Optional Redemption Date the Redemption Price per share of Series F Preferred Stock to be redeemed is either paid or made available for payment, then notwithstanding that the certificates evidencing any of the shares of Series F Preferred Stock so called or scheduled for redemption have not been surrendered, all rights with respect to such shares shall forthwith after the Optional Redemption Date cease and terminate, except only (i) the right of the holders to receive the Redemption Price per share of such Series F Preferred Stock without interest upon surrender of their certificates therefor or (ii) the right to receive Common Stock plus dividends upon exercise of the conversion rights provided in Section 7 on or before the Optional Redemption Date.

          Section 6. VOTING RIGHTS. In addition to any voting rights provided by law, the holders of shares of Series F Preferred Stock shall have the following voting rights:

          (a) So long as any shares of the Series F Preferred Stock are outstanding, each share of Series F Preferred Stock shall entitle the holder thereof to vote, in person or by proxy or written consent, at a special or annual meeting of stockholders or in any written consent of stockholders, on all matters voted on by holders of Common Stock voting together as a single class with other shares entitled to vote thereon.
     With respect to any such vote, each share of Series F Preferred Stock shall entitle the holder thereof to cast that number of votes per share as is equal to the number of votes that such holder would be entitled to cast had such holder converted his number of Series F Preferred Stock into Common Stock pursuant to Section 7 on the record date for determining the stockholders of the Corporation eligible to vote on any such matters.

          (b) For so long as these are shares of Series F Preferred Stock issued and outstanding with an aggregate Investment Value of at least $15 million, if at any time or from time to time holders of a Majority of the Series F Preferred Stock shall so request, then the number of directors constituting the Board of Directors shall, without further action, be increased by two, and the holders of a Majority of the Series F Preferred Stock shall have, in addition to the other voting rights set forth herein, the exclusive right, voting together as a single class without regard to series, to elect the two directors (the "ADDITIONAL DIRECTORS") of the Corporation to fill such newly-created directorships. Notwithstanding the foregoing, no member of the Excluded Group shall be permitted to elect, pursuant to the preceding sentence, more than the number of directors that such member of the Excluded Group has a right to designate for nomination and election to the Board of Directors pursuant to the Stockholders
     Agreement.

          Section 7. CONVERSION. The holders of Series F Preferred Stock shall have the following conversion rights:

          (a) RIGHT TO CONVERT. Each share of Series F Preferred Stock shall be convertible, at any time prior to the eighth anniversary of the Original Issue Date at the option of the holder thereof, into fully paid and nonassessable shares of Common Stock and shall convert without any further action on the part of the holder thereof, on the eighth anniversary of the Original Issue Date.

          (b) CONVERSION PRICE. The Series F Preferred Stock shall be convertible into the number of shares of Common Stock which results from dividing the Conversion Price (as hereinafter defined) in effect at the time of conversion, or if the holders of Series F Preferred Stock convert prior to the issuance of the Final EBITDA Certificate (as hereinafter defined), the Special Conversion Price, into the Investment Value of each share of Series F Preferred Stock being converted as of the Conversion Date (as hereinafter defined). The Conversion Price shall be $1.506, subject to adjustment from time to time as provided below (the "CONVERSION PRICE").

          (c) MECHANICS OF CONVERSION. Each holder of Series F Preferred Stock who desires to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series F Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Series F Preferred Stock being converted.
     Thereupon the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made (i) immediately prior to the close of business on the date of such surrender of the certificate representing the shares of Series F Preferred Stock to be converted, or (ii) on the eighth anniversary of the Original Issue Date in the case of mandatory conversion (such date referred to in clauses (i) and (ii), the "CONVERSION DATE"), and the Person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. Any holder of Series F Preferred Stock mandatorily converted on the eighth anniversary of the Original Issue Date shall be entitled, upon surrender of the certificate or certificates therefor, duly endorsed at the office of the Corporation or of any transfer agent for the Series F Preferred Stock or Common Stock, to promptly receive from the Corporation certificates representing the shares of Common Stock to which such holder is entitled.

          (d) EBITDA ADJUSTMENT. The Conversion Price shall be adjusted to the extent that the Corporation's Adjusted EBITDA is less than or more than $17,000,000. For each $500,000 (and/or fraction thereof) that the Corporation's Adjusted EBITDA is greater than $17,000,000, the Conversion Price will be increased by $0.031. For each $500,000 (and/or fraction thereof) that the Corporation's Adjusted EBITDA is less than $17,000,000, the Conversion Price will be decreased by $0.031 (and/or fraction thereof). In no case, however, shall the resulting Conversion Price be less than $1.00 or more than $1.661. For purposes of the adjustment described in this clause (d), the Corporation and the Investors shall engage PricewaterhouseCoopers, LLP ("PWC"), or such other nationally recognized accounting firm as the Investors mutually select, at the Corporation's expense, to calculate the Adjusted EBITDA of the Corporation and to provide a certificate (the "EBITDA CERTIFICATE") to the Corporation and each of the Investors setting forth such calculation. Within 15 days after the issuance of the Corporation's audited financial statements, PWC shall send a draft of the EBITDA Certificate (the "DRAFT EBITDA CERTIFICATE") to the Investors and the Corporation, each of whom shall have 30 days thereafter (the "OBJECTION PERIOD") to make any objection thereto or suggest any changes in order to conform the calculation therein to the terms of this Certificate of Designation. Failure by any party to make any objection or suggest any such changes within the Objection Period will be deemed to constitute acceptance of the Draft EBITDA Certificate. The Corporation will use its best efforts to cause PWC to issue the EBITDA Certificate (the "FINAL EBITDA CERTIFICATE") as promptly as practicable, but in any event no later than 30 days following the expiration of the Objection Period, and the Final EBITDA Certificate shall be binding on all parties, including without limitation the Corporation and the Investors and their successors and assigns.

          (e) STOCK DIVIDENDS. In case the Corporation after the date hereof shall pay a dividend or make a distribution to all holders of shares of Common Stock in shares of Common Stock, then in any such case the Conversion Price in effect at the opening of business on the day following the record date for the determination of stockholders entitled to receive such dividend or distribution shall be reduced to a price obtained by multiplying such Conversion Price by a fraction of which (x) the numerator shall be the number of shares of Common Stock outstanding at the close of business on such record date and (y) the denominator shall be the sum of such number of shares of Common Stock outstanding and the total number of shares of Common Stock constituting such dividend or distribution, such reduction to become effective immediately after the opening of business on the day following such record date. For purposes of this subsection (e), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

          (f) STOCK SPLITS AND REVERSE SPLITS. In case after the date hereof outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case after the date hereof outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

          (g) OPTIONS, RIGHTS, AND WARRANTS. In case the Corporation after the date hereof shall issue options, rights or warrants to holders of shares of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Common Stock's Fair Market Value on the record date for the determination of stockholders entitled to receive such options, rights or warrants, the Conversion Price in effect at the opening of business on the day following such record date shall be adjusted to a price obtained by multiplying such Conversion Price by a fraction of which (x) the numerator shall be the number of shares of Common Stock outstanding at the close of business on such record date plus the number of shares of Common Stock that the aggregate offering price of the total number of shares so to be offered would purchase at the Common Stock's Fair Market Value and (y) the denominator shall be the number of shares of Common Stock outstanding at the close of business on such record date plus the number of additional shares of Common Stock so to be offered for subscription or purchase, such adjustment to become effective immediately after the opening of business on the day following such record date. For purposes of this subsection (g), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. Options, rights or warrants issued by the Corporation to all holders of Common Stock entitling the holders thereof to subscribe for or purchase Equity Securities, which options rights or warrants (i) are deemed to be transferred with such shares of Common Stock, (ii) are not exercisable and
     (iii) are also issued in respect of future issuances of Common Stock, including shares of Common Stock issued upon exercise of the Series F Preferred Stock, in each case in clauses (i) through (iii) until the occurrence of a specified event or events (a "TRIGGER EVENT"), shall for purposes of this subsection (g) not be deemed issued until the occurrence of the earliest Trigger Event.

          (h) SPECIAL DIVIDENDS. In case the Corporation after the date hereof shall distribute to all holders of shares of Common Stock evidences of its indebtedness or assets (excluding any regular periodic cash dividend), Equity Securities (other than Common Stock) or rights to subscribe (excluding those referred to in subsection (g) above) for Equity Securities other than Common Stock, in each such case the Conversion Price in effect immediately prior to the close of business on the record date for the determination of stockholders entitled to receive such distribution shall be adjusted to a price obtained by multiplying such Conversion Price by a fraction of which (x) the numerator shall be the Common Stock's Fair Market Value on such record date, less the then-current fair market value as of such record date (as determined in accordance with

     Section 4(b)) of the portion of assets or evidences of indebtedness or Equity Securities or subscription rights so distributed applicable to one share of Common Stock, and (y) the denominator shall be the Common Stock's Fair Market Value, such adjustment to become effective immediately prior to the opening of business on the day following such record date; PROVIDED, HOWEVER, that no adjustment shall be made if the Corporation issues or distributes to each holder of Series F Preferred Stock the subscription rights referred to above that each holder of Series F Preferred Stock would have been entitled to receive had the Series F Preferred Stock held by such holder been converted prior to such record date. The Corporation shall provide any holder of Series F Preferred Stock, upon receipt of a written request therefor, with any indenture or other instrument defining the rights of the holders of any indebtedness, assets, subscription rights or Equity Securities referred to in this subsection (h). Rights, options or warrants issued by the Corporation to all holders of Common Stock entitling the holders thereof to subscribe for or purchase Equity Securities, which rights, options or warrants (i) are deemed to be transferred with such shares of Common Stock, (ii) are not exercisable and (iii) are also issued in respect of future issuances of Common Stock, including shares of Common Stock issued upon exercise of the Series F Preferred Stock, in each case in clauses (i) through (iii) until the occurrence of a Trigger Event, shall for purposes of this subsection (h) not be deemed issued until the occurrence of the earliest Trigger Event.

          (i) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. In the event that at any time or from time to time the Common Stock issuable upon the conversion of the Series F Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this
     Section 7), then and in any such event each holder of Series F Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change, by holders of the maximum number of shares of Common Stock into which such shares of Series F Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein.

          (j) REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this
     Section 7) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation and its subsidiaries' properties and assets to any other Person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series F Preferred Stock shall thereafter be entitled to receive upon conversion of the Series F Preferred Stock the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 7 with respect to the rights of the holders of the Series F

     Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 7 (including adjustment of the appropriate Conversion Price then in effect and the number of shares purchasable upon conversion of the Series F Preferred Stock) shall be applicable after that event and be as nearly equivalent as may be practicable.

          (k) If any event occurs as to which Sections 7(e), 7(f), 7(g), 7(h), 7(i) and 7(j) are not strictly applicable or, if strictly applicable, would not fairly and adequately protect the conversion rights of the Series F Preferred Stock in accordance with the essential intent and principles of such provisions, then there shall be made such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary to protect such conversion rights as aforesaid.

          (l) FURTHER ADJUSTMENT. The Conversion Price shall be reduced by $.005 on each of the first eight anniversaries of the Original Issue Date, which adjustment shall be prorated on a daily basis during each twelve month period between such anniversaries.

          (m) WHEN ADJUSTMENT NOT REQUIRED. If the Corporation shall take a record of the holders of its Common Stock for purposes of taking any action that requires an adjustment of the Conversion Price under this Section 7, and shall, thereafter and before the effective date of such action, legally abandon its plan to take such action, then thereafter no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

          (n)  ACCOUNTANTS' CERTIFICATE OF ADJUSTMENT.  Except as provided in
     Section 7(d), in each case of an adjustment or readjustment of the Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of the Series F Preferred Stock, the Corporation, at its expense, shall cause independent public accountants of recognized standing selected by the Corporation (who may be the independent public accountants then auditing the books of the Corporation) to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Series F Preferred Stock at the holder's address as shown in the Corporation's books; PROVIDED that the Corporation shall be required to deliver such a certificate to holders of Series F Preferred Stock in connection with the adjustments required pursuant to Section 7(l) only (i) once each year, within 45 days following the anniversary of the Original Issue Date, which will reflect all adjustments made through such anniversary, and (ii) no later than five days following the setting of any record date to determine the stockholders of the Corporation entitled to vote at any meeting of stockholders, which will reflect all adjustments made through such record date. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

          (o) NOTICES OF RECORD DATE. In the event of (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into any other corporation, or any transfer of all or substantially all of the assets of the Corporation to any other person or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series F Preferred Stock at least thirty (30) days prior to the record date specified therein, a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

          (p) FRACTIONAL SHARES. Fractional shares of Common Stock otherwise issuable upon conversion of shares of Series F Preferred Stock held by a single holder shall be aggregated into whole shares and issued to such holder. Otherwise, no fractional shares of Common Stock shall be issued upon conversion of the Series F Preferred Stock. Except as provided above, in lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the Common Stock's Fair Market Value on the date of conversion.

          (q) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series F Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series F Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series F Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (r) NOTICES. Any notice required or permitted by this Section 7 or any other provision of this Certificate of Designation to be given to a holder of Series F Preferred Stock or to the Corporation shall be in writing and be deemed given upon the earlier of actual receipt or three (3) days after the same has been deposited in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, and addressed (i) to each holder of record at the address of such holder appearing on the books of the Corporation, or (ii) to the Corporation at 7880 Bent Branch Drive, Suite 150, Irving, Texas 75063, or (iii) to the Corporation or any holder, at any other address specified in a written notice given to the other for the giving of notice.

          (s) PAYMENT OF TAXES. The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series F Preferred Stock, including without limitation any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series F Preferred Stock, so converted were registered.

          (t) NO DILUTION OR IMPAIRMENT. The Corporation shall not amend its certificate of incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series F Preferred Stock against dilution or other impairment.

          Section 8. RESTRICTIONS AND LIMITATIONS. So long as any shares of Series F Preferred Stock remain outstanding, the Corporation shall not, and shall not permit any Subsidiary to, without the prior vote or written consent by the holders of a Majority of the Series F Preferred Stock:

          (a) Authorize, create or issue any new class or series of capital stock or any other securities convertible into equity securities of the Corporation (other than Common Stock) having a preference over, or being on parity with, the Series F Preferred Stock with respect to voting, dividends, redemption, liquidation or dissolution of the Corporation;

          (b) Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series F Preferred Stock;

          (c)  Increase or decrease the par value of the Series F Preferred
     Stock;

          (d) Alter or change the powers, preferences or special rights of the Series F Preferred Stock so as to affect them adversely;

          (e) Engage in any transaction described in clauses (c) and (d) of the definition of Change in Control, provided that, notwithstanding anything to the contrary herein, the rights of the holders of Series F Preferred Stock pursuant to this Section 8(e) shall terminate at such time as the aggregate Investment Value of all the Series F Preferred Stock outstanding is less than $5 million; or

          (f) Declare or pay any dividend (whether in cash or in shares of Common Stock or any other capital stock of the Corporation) on or declare or make any other distribution, direct or indirect, on account of the Junior Stock or set apart any sum for any such purpose.


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

          Section 9. NO REISSUANCE OF SERIES F PREFERRED STOCK. No share or shares of Series F Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and, upon such event, all such shares shall resume the status of authorized but unissued shares of Preferred Stock.

          Section 10. MISCELLANEOUS. Dollar amounts herein that appear within parentheses represent negative numbers. All references in this Agreement to Sections of or Rules under the Securities Act or the Exchange Act are intended to include, and shall be deemed to include, references to all successor Sections and Rules which are intended to replace the Sections and Rules herein referenced.


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

                [SIGNATURE PAGE OF CERTIFICATE OF DESIGNATION]


          IN WITNESS WHEREOF, the undersigned hereby executes this document and affirms that the facts set forth herein are true under penalty of perjury this 10th day of December, 1999.


                                     AEGIS COMMUNICATIONS GROUP, INC.,
                                     a Delaware corporation


                                     By:     /s/ Stephen A. McNeely
                                         -------------------------------------
                                         Stephen A. McNeely
                                         President and Chief Executive Officer

ATTEST:


By: /s/ Jerry L. Sims, Jr.
   ------------------------------
    Jerry L. Sims, Jr., Secretary




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